EXHIBIT  10.7

SETTLEMENT AGREEMENT

This Settlement Agreement and Mutual General Release (“Agreement”) is made and entered into on August 15, 2011, by and between John E. Barsell (“Barsell”), on the one hand, and Aethlon Medical, Inc. (“Aethlon”), on the other hand, each individually a “Party” and collectively the “Parties” with respect to the following facts:

RECITALS

A.   On or about June 23, 2011, Barsell filed a complaint against Aethlon, thereby initiating a case styled as John E. Barsell v. Aethlon Medical, Inc., in the Superior Court of the State of California for the County of San Diego, Case No. 37-2011-00093374 (the “Lawsuit”).  Said complaint filed by Barsell (“Complaint”) alleges breach of contract in connection with certain notes where Aethlon is the obligor and Barsell is the holder.

B.   The notes ("Notes") consist of (i) a 10% Convertible Promissory Note in the original principal amount of $50,000 dated June 30, 2009 (the "June 30 Note") and (ii) a 10% Convertible Promissory Note in the original principal amount of $150,000 dated June 19, 2009 (the "June 19 Note", and together with the June 30 Note, the "Convertible Notes" and each a "Convertible Note").

C.   The Parties desire to avoid the time, expense and uncertainty of continuing with this Lawsuit, and to settle their dispute without an admission of liability by either Party, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.   AMENDMENT TO CONVERTIBLE NOTE; AGREEMENT AS TO PRINCIPAL AND INTEREST. The June 30 Note is hereby amended to increase the principal balance thereof from $50,000.00 to $53,040.00.  The Parties each agree that as of August 31, 2011 and including the note amendment provided by this Section 1, (i) the total principal and interest due and owing under the June 30 Note is $66,165.00, and (ii) the total principal and interest due and owing under the June 19 Note is $190,155.67. Interest on the principal amounts has accrued under the Convertible Notes at the rate of 15% per annum since January 1, 2011, and shall continue to accrue interest on the principal amounts at that rate until paid in full or for such period of time as a "Penalty Rate"(as defined below) shall apply.

2.   INITIAL PAYMENT BY AETHLON TO BARSELL.  Within three (3) business days of the signing of this Agreement, Aethlon shall either (i) pay Barsell the sum of $28,040.00, or, (ii) at the option of Aethlon, deliver electronically to Barsell’s account, freely tradable shares of Aethlon common stock (the "Common Stock").  The number of shares of Common Stock to be delivered shall be determined by the average of the closing price of Aethlon stock on the OTCBB during the preceding three trading days and shall equal $33,040.00.

3.   DISMISSAL OF LAWSUIT WITHOUT PREJUDICE.  Upon Aethlon providing initial payment to Barsell pursuant to paragraph 1, above, Barsell shall, within three (3) days, circulate to Jennifer A. Post of the Law Office of Jennifer A. Post, counsel for Aethlon, and shall cause to be filed with the court, a Request for Dismissal of the entire action without prejudice.

4.   SUBSEQUENT PAYMENTS BY AETHLON TO BARSELL.  Subsequent to Barsell dismissing this Lawsuit without prejudice, Aethlon will on the first business day of each month commencing on September 1, 2011 either (i) pay $25,000 in cash or (ii) issue $30,000 worth of free-trading Common Stock via electronic delivery to Barsell's E*Trade account upon the instructions set forth in Section 1 above.  The exact number of shares will be determined by the average of the closing price of Aethlon Common Stock on the OTCBB during the last three trading days of the preceding month divided into $30,000.  Whether $25,000 is paid in cash or $30,000 of Common Stock is issued, the Convertible Note balances will be reduced by $25,000 per payment or issuance. The balance due on the Convertible Notes will be reduced by each payment as stated above until all amounts due and owing under the Convertible Notes are paid in full.  Aethlon will have the right to prepay any remaining amounts due under the Convertible Notes at any time. In the event that Aethlon shall fail to timely make any monthly payment or issuance as set forth in this Section 4, the interest rate on the Convertible Notes shall be increased to 18% per annum (the "Penalty Rate") until such time as the missed payment or issuance is made in full.  The Penalty Rate shall begin to accrue as of the date of the missed payment or issuance.

5.   NO ADMISSION OF LIABILITY.  Nothing in this Agreement shall constitute or be interpreted as an admission of liability by any of the Parties, and the Parties shall not, by entering into this Agreement, be deemed to admit any liability in connection with the subject matter hereof.  To the full extent of the protections afforded by California Evidence Code section 1152, this Agreement shall not be admission in any proceeding to demonstrate fault, liability or wrongdoing on the part of any Party hereto.

6.   MUTUAL GENERAL RELEASES.  In consideration of the covenants contained in this Agreement, and other than with respect to the rights and obligations created by this Agreement, the Parties shall and hereby do release each other as follows:

6.1    Barsell, on behalf of himself and any and all of his agents, attorneys, successors and assigns, hereby discharges and releases Aethlon, and any and all of its past and present employees, agents, attorneys, partners, officers, directors, board members, users, predecessors, successors and assigns, of and from any and all rights, claims, damages, debts, actions, causes of action, suits, accounts, covenants, contracts, promises, agreements, subrogations, duties, demands, controversies or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable (collectively “Claims”), which Barsell now has, ever had, or may have in the future against Aethlon by reason of any liability, act, omission, matter, thing or circumstance whatsoever occurring at any time prior to signing this Agreement, including, without limitation, all matters relating in any way to the Lawsuit, including in the Complaint and any pending pleadings (the “Barsell Released Matters”).

6.2    Aethlon, on behalf of itself and any and all past and present employees, agents, attorneys, partners, officers, directors, board members, users, predecessors, successors and assigns, hereby discharges and releases Barsell, and any and all of his agents, attorneys, successors and assigns, of and from any and all rights, claims, damages, debts, actions, causes of action, suits, accounts, covenants, contracts, promises, agreements, subrogations, duties, demands, controversies or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable (collectively “Claims”), which Aethlon now has, ever had, or may have in the future against Barsell by reason of any liability, act, omission, matter, thing or circumstance whatsoever occurring at any time prior to signing this Agreement, including, without limitation, all matters relating in any way to the Lawsuit, including in the Complaint and any pending pleadings (the “Aethlon Released Matters”).

7.   WAIVER OF UNKNOWN CLAIMS.  Barsell and Aethlon:

7.1    Acknowledge the risk that, subsequent to the execution of this Agreement, they may discover Claims arising out of the Released Matters that they did not know about or anticipate at the time of their execution of this Agreement;

7.2   Hereby specifically assume such risk and agree that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated Claims comprising or relating in any way to the Released Matters;

7.3   Acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE  DEBTOR.”

7.4   With and upon the advice of their own independently selected counsel, intend for this Agreement to constitute and remain in effect as a full and final release as to all Released Matters notwithstanding the discovery or existence of any additional or different Claims or facts relevant hereto.

8.   MISCELLANEOUS PROVISIONS.

8.1   Entire Agreement.  This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof.  Thus, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement, and no covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party hereto except as specifically set forth in this Agreement.

8.2   Severability.  If any provision in this Agreement is held to be void, voidable, unlawful, invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

8.3   Applicable Law.  The Parties acknowledge and agree that they are entering into and shall perform this Agreement in the State of California, and that its laws shall govern the interpretation and enforcement of, and the rights and duties of the Parties under, this Agreement.

8.4   Independent Advice and Investigation.  Each Party has had the opportunity to obtain independent legal advice from their respective attorneys with respect to the advisability of executing this Agreement and releasing Claims.  Each Party has read this Agreement and understands its contents.  Each Party acknowledges that he has investigated all matters deemed necessary by such Party pertaining to this settlement and this Agreement.  Each Party represents and warrants that (i) this Agreement, in its reduction to final written form, is the result of extensive, good faith negotiations between the Parties through their respective counsel; and (ii) counsel have carefully reviewed and examined this Agreement for execution.  No provision of this Agreement shall be interpreted against any Party because that Party, or his or its legal representative, drafted that provision.  No Party, agent, employee, representative or attorney of or for any Party, has made any statement or representation to any other Party regarding any matter not specifically set forth in this Agreement, and no Party is relying upon any statement, representation or promise of any other Party, agent, employee, representative, trustee or attorney for any other Party in executing this Agreement, except as stated herein.

8.5   Counterparts.  This Agreement may be executed in one or more counterparts, secured via facsimile or otherwise, each of which shall be deemed an original and collectively shall constitute one and the same instrument, which may be sufficiently evidenced by one such counterpart.

8.6   Attorneys’ Fees.  In the event an action is commenced to enforce any provision of this Agreement or that arises from or is related to this Agreement, whether such action sounds in contract, tort or otherwise, then the prevailing Party shall be awarded its reasonable attorneys’ fees and costs, including but not limited to experts’ costs.

8.7   Modifications.  No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any Party hereto unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.

8.8   Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto, and each of them.

IN WITNESS WHEREOF, the Parties hereto and their respective attorneys of record have approved and executed this Agreement on the dates specified below:

DATED: August 15, 2011	JOHN E. BARSELL

By: /s/ John E. Barsell
John E. Barsell
Plaintiff

DATED: August 15, 2011	AETHLON MEDICAL, INC.

By: /s/ James Frakes
James Frakes, Chief Financial Officer
Aethlon Medical, Inc.

APPROVED AS TO FORM:

DATED: August 15, 2011	BLACKSTOCK & BARSELL, PC

By: /s/ Liz Barsell
Liz A. Barsell
Attorneys for Plaintiff John E. Barsell

DATED: August 15, 2011	LAW OFFICE OF JENNIFER A. POST

By: /s/ Jennifer A. Post
Jennifer A. Post
Attorneys for Defendant Aethlon Medical, Inc.